Exhibit 10.4

Non-MB Long-Term Incentive Plan 2024+ and July Grant 2024”
Annex I to Voting Letter “Non-MB Long-Term Incentive Plan 2024+ and July Grant 2024” Management Board of Fresenius Medical Care AG

Fresenius Medical Care AG

Long-Term Incentive Plan 2024+

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1.	Preamble and Purpose
1.1

The management board of the Company (the Management Board) has decided to establish the Fresenius Medical Care Long-Term Incentive Plan 2024+ (the Plan) to enable the granting of virtual performance-based shares of the Company (the Performance Shares) to the members of the management boards of Affiliated Companies and to managerial staff members (Führungskräfte) of the Company and of Affiliated Companies (each a Participant) as a long-term compensation component. The Plan succeeds the Fresenius Medical Care Long Term Incentive Plan 2022+ and applies to Performance Shares granted from fiscal year 2024 onwards.

1.2

The Performance Shares may entitle the Participants to receive a cash payment from the Company subject to the following provisions. The Plan contains the requirements, terms and conditions as well as the procedures for the grant and settlement of Performance Shares as well as the potential reversal of such settlement (the Plan Conditions).

1.3

The purpose of this Plan is to align the interests of the Participants with the interests of the Company and its shareholders in encouraging the long-term and sustainable growth of the Company. This Plan offers the Participants a competitive and transparent compensation component which combines the long-term benefits for the Participants with the sustained success of the Company.

1.4	Capitalized terms used in this Plan but not defined in the body of the Plan are defined in Clause 15.
2.	Eligibility to receive Performance Shares
2.1	The eligibility of Participants to receive Performance Shares will be finally determined by the Management Board, in each case – i.e., for each grant – in accordance with the terms of this Plan.
2.2

This Plan does not establish and should not be read or construed so as to establish a legal right to receive Performance Shares. Neither the status or possible status of an employee or a member of the management within FME Group as Participant nor the fact that a Participant was granted Performance Shares or any other long-term compensation components in previous periods shall be interpreted as an obligation that Performance Shares shall be granted or, if granted, shall continue to be granted in the future. In particular, granting Performance Shares does not constitute an

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operational practice (betriebliche Übung), even if Performance Shares or any other long-term compensation components have been granted for several successive years.

3.	Performance Shares
3.1	Performance Shares issued under the Plan may entitle a Participant to receive a cash payment from the Company or from an Affiliated Company in accordance with the Plan Conditions.
3.2

A Performance Share is a non-equity, cash-settled virtual compensation instrument. The Performance Shares will not be evidenced by certificates. Without limiting the generality of the foregoing, nothing in this Plan, in particular any grant of Performance Shares, the achievement of any Performance Target for any Performance Shares or the vesting of any Performance Shares, shall entitle any Participant to receive shares of the Company or confer upon or be interpreted as conferring upon any Participant any right or interest whatsoever as a shareholder of the Company or of any other member of the FME Group including, but not limited to, the right to vote at, to receive notice of, or to attend any meeting of shareholders of any member of the FME Group or any other proceedings of any such FME Group member, or the right to dividends or other distributions.

4.	Grant of Performance Shares
4.1

Subject to final determination by the Management Board the Participants will be granted Performance Shares as of 1 January 2024. Performance Share grants may be made twice a year with effect as of the last Monday in July and the first Monday in December (each a Grant Date). The Grant Date can, however, be subject to deviation in case of objective grounds (sachliche Gründe), as may be decided by the Management Board.

4.2

Each Participant will be awarded an individual Grant Value (the Grant Value) in the currency in which the Participant receives his/her base salary (the Grant Currency) from the Company or an Affiliated Company at the time when the Grant Value is determined by the Company. To determine the number of Performance Shares to be granted to the respective Participant (the Number of Granted Performance Shares) the Grant Value denominated in the Grant Currency will then be converted into Euro based on the average Foreign Currency Exchange Rates effectively established over a period of 30 (thirty) calendar days prior to each Grant Date (the FX Rates at Grant Date) and divided by the value per Performance Share at Grant Date. The value per Performance Share will be determined in accordance with IFRS 2 on each respective

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Grant Date, denominated in Euro, and considering the average Stock Exchange Price effectively established over a period of 30 (thirty) calendar days prior to such Grant Date; if a Performance Target (as defined in Clause 5.1) is considered a “market condition” within the meaning of IFRS 2, a target achievement of 100% shall be assumed for such Performance Target for the period starting from the beginning of the Performance Period to the Grant Date. For the avoidance of doubt, the Number of Granted Performance Shares will be rounded up or down to the next closest integer number (e.g., 124.54 will result in 125). The amount of the individual Grant Value shall be determined on the basis of the Participant’s individual performance and the Participant’s responsibilities within FME Group. This determination will be made for each grant at the Management Board’s discretion.

4.3	The grant of Performance Shares will be made without any payment by the Participant.
4.4	The grant shall be communicated to the Participants in text form, i.e., by mail, email or via an online platform. No grant shall be effective unless and until it is communicated to the Participant.
5.	Performance Targets, Target Achievement and Performance Period / Exhibits
5.1

Based on the degree of attainment of pre-determined performance targets (the Performance Targets), the number of Performance Shares attributable to each Participant to vest (the Number of Performance Shares to Vest) can vary from 0% of the Number of Granted Performance Shares to a pre-defined multiple thereof. The Performance Targets and their respective weighting are set out in the respective Exhibits to this Plan, as applicable to the Performance Shares for a particular fiscal year.

5.2	The achievement of the respective Performance Targets in relation to each grant of Performance Shares is measured over a multi-year performance period (the Performance Period).
5.3

The achievement of the Performance Targets for each grant of Performance Shares is determined at the end of the respective Performance Period, as set out in the respective Exhibits to this Plan, as applicable to the Performance Shares for a particular fiscal year, and as soon as the Company’s audited figures for the last year of the respective Performance Period are available (each a Performance Target Achievement).

5.4	The overall target achievement (the Overall Target Achievement) for each grant of Performance Shares is calculated on the basis of the Performance Target

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Achievements, taking into account the weighting applicable to each Performance Target as set out in the respective Exhibits to this Plan, as applicable to the Performance Shares for a particular fiscal year.

Example:

5.5	The Number of Performance Shares to Vest is calculated by multiplying the Number of Granted Performance Shares with the Overall Target Achievement.

Example:

5.6

The Performance Target Achievement shall be rounded up or down using commercial rounding to the second decimal place of the percentage figure (e.g., 98.1523% will result in 98.15%). The Overall Target Achievement shall be rounded up or down using commercial rounding to the next integer number in percentage points (e.g., 128.352%

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will result in 128%). Similarly, the Number of Performance Shares to Vest shall be rounded up or down using commercial rounding to the next integer number (e.g., 46,437.5 will result in 46,438).

5.7

The definition of, and the degree of attainment for, the respective Performance Targets and the term of the Performance Period are specified in the exhibits to this Plan, as amended from time to time, (the Exhibits) that will be communicated to the Participants for each Performance Period in text form, i.e., by mail, email or via an online platform.

6.	Vesting of Performance Shares
6.1	Vesting Date

Subject to the terms of this Plan, the Performance Shares will vest on the date of the third anniversary of the respective Grant Date (the Vesting Date). Exceptions or modifications may apply in special cases described in Clause 8.

6.2	Additional Vesting Conditions

Subject to the terms of this Plan, the Performance Shares furthermore will vest only on the conditions and insofar as

(a)

the Participant continuously has been in an employment or service relationship with FME Group from the Grant Date to the Vesting Date (the Service Condition). In case the Service Condition has not been fulfilled, the respective Performance Shares are forfeited on the date on which the employment or service relationship of the Participant with FME Group ends. Exceptions or modifications may apply in special cases described in Clause 8 hereinafter; and

(b)

in relation to or in connection with his/her employment or service relationship with FME Group, the Participant has not committed and/or engaged in any relevant violation of laws or regulations or applicable other rules, e.g., policies and standards of FME Group (the Compliance Violations). If FME determines a Compliance Violation, the Management Board has the authority, within its reasonable discretion and in due consideration particularly of the nature and the severity of the Compliance Violation, to decide upon the forfeiture, in whole or in part, of the Performance Shares granted to such Participant. FME shall notify the Participant of the forfeited Performance Shares in a documented form, i.e., by mail, email or via an online platform.

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In addition, with respect to Participants qualifying as “executive officers” within the meaning of the Policy (as defined in Clause 7.4), the Number of Performance Shares to Vest of any Participant may be reduced in connection with, or to effectuate, the Company’s recovery of excess Incentive-based Compensation in accordance with the Policy and Clause 7.4 of the Plan.

7.	Settlement of Performance Shares/Cap on Payments
7.1

One Performance Share carries the entitlement to receive a cash equivalent of the average Stock Exchange Price effectively established over a period of 30 (thirty) calendar days prior to the Vesting Date (the Performance Shares Proceeds). Such cash payment will be made on the Vesting Date, or as soon thereafter as is reasonably practicable. The Participant shall be informed of the Number of Performance Shares to Vest and the corresponding cash payment in text form, i.e., by mail, email or via an online platform.

Example for a Participant to be paid in Euro:

7.2

Performance Shares Proceeds are paid to the Participant in the currency in which the Participant receives his/her base salary from the Company or an Affiliated Company in the month of the Vesting Date (the Settlement Currency). For this purpose, the respective FX Rates at Grant Date according to Clause 4.2 shall be applied. The purpose of applying the FX Rates at Grant Date is to mitigate exposure to exchange rate fluctuations between the Grant Date and the Vesting Date. In cases of Extraordinary Developments, the Management Board is entitled to adjust the FX Rates at Grant Date according to Clause 4.2 to the benefit of the Participants and to waive the cap for the payment of the Performance Shares Proceeds pursuant to Clause 7.3.

7.3

Following and based on the determination of the Number of Performance Shares to Vest, each Participant shall receive the Performance Shares Proceeds. The amount of Performance Shares Proceeds paid to the Participant is capped in total at an

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amount equaling 400% of the Grant Value received by the Participant; any exceeding amounts of Performance Shares Proceeds will be forfeited without substitution. Clause 10 and Clause 11.2 remain unaffected.

7.4

Payment of Performance Shares Proceeds to the Participant is made in each case with the proviso (condition subsequent) that with respect to the Participant a Compliance Violation within the meaning of, and pursuant to, Clause 6.2(b) has not been determined conclusively within a period of three years from the day of the payment of the Performance Shares Proceeds. Clause 11.4 shall remain unaffected.

7.5	Application of Incentive-based Compensation Recovery Policy
(a)

In addition to, and not in derogation of, Clauses 7.4 and 11.4, grants of Performance Shares pursuant to this Plan shall be subject to recovery by the Company in accordance with the Fresenius Medical Care Global Incentive-Based Compensation Recovery Policy (the Policy), as the same may be amended, modified or amended and restated from time to time.

(b)

Notwithstanding the provisions of Clause 7.5(a), no portion of the Number of Performance Shares to Vest attributable to a Participant by virtue of the Company’s achievement of non-financial performance targets in whole or in part, for any fiscal year of the Company during the applicable Performance Period or for the applicable Performance Period as a whole (as determined in accordance with the weighting criteria set forth in Clauses 5.3 and 5.4), shall constitute Incentive-based Compensation or be subject to recovery by the Company under the Policy.

(c)

By acceptance of an award of a Grant Value pursuant to this Plan, a Participant acknowledges (i) receipt of the Policy and (ii) that except as provided in Clause 7.5(b), Performance Shares constitute Incentive-based Compensation, and agrees that in the event the Company is required to recover any portion of such Performance Shares Proceeds as excess Incentive-based Compensation in accordance with the Policy, such recovery may be effected by demand for a cash payment in the amount of the excess Incentive-based Compensation Received (as defined in the Policy) by such Participant, by reducing either the Number of Performance Shares to Vest attributable to such Participant constituting Incentive-based Compensation or the amount of Performance Share Proceeds payable on the Vesting Date of such Performance Shares, or by any other method provided for in, or contemplated by, the Policy. In the case of any Performance Shares to vest for which the Overall Target Achievement is determined based on the

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achievement of both Performance Targets that are Financial Reporting Measures (as defined in the Policy) and Performance Targets that are not Financial Reporting Measures, the portion of such Performance Shares to vest recoverable by the Company shall be determined by the weighting criteria assigned to the respective Performance Targets.

(d)	In the event of any inconsistency between the terms of any grant under this Plan and the provisions of this Clause 7.5, this Clause 7.5 shall govern.
8.	Performance Shares in Special Cases
8.1	Retirement
(a)

For the purpose of this Plan, retirement is defined as a case in which the Participant has reached the age of 63 years and his/her employment or service relationship with FME Group ends (the Retirement). In case of Retirement, the Participant’s Performance Shares shall vest on the respective Vesting Date, subject to the fulfillment of the additional vesting condition pursuant to Clause 6.2(b).

(b)

Sentence 2 of the preceding Clause 8.1(a) shall apply accordingly if (i) the Mandatory Retirement Age applicable to the Participant is lower than 63 years, (ii) the Participant reaches this Mandatory Retirement Age and (iii) the Participant’s employment or service relationship with FME Group ends.

(c)

As far as legally permissible, all of those Participant’s Performance Shares which have not yet been settled and paid out according to Clause 7 above are forfeited with immediate effect if the Participant, within twelve months after his/her employment or service relationship with FME Group has ended, engages in activities that, in the reasonable judgment of the Company, are directly or indirectly competitive to FME Group, including entering into any employment or service relationship with any entity or person engaged in activities directly or indirectly competitive to FME Group; if the prerequisites for a forfeiture were present, but the Participant’s Performance Shares have already been settled and paid out, the consequences in Clause 11.4 shall apply to the relevant Performance Shares Proceeds.

8.2	Occupational Disability

In the event of the Participant’s Occupational Disability, Clause 8.1(a) sentence 2 shall apply mutatis mutandis if (i) the Participant provides the Company, or an institution

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designated by the Company, with suitable evidence of his/her Occupational Disability within three months of the occurrence of the Occupational Disability and (ii) the Participant’s employment or service relationship with FME Group is terminated due to the Occupational Disability. If such evidence is not provided within the time limit, the Management Board may declare those Performance Shares to be forfeited which have not yet been settled and paid out according to Clause 7 above.

8.3	Termination of Employment or Service Relationship for other reasons

If a Participant’s employment or service relationship with FME Group has ended for any reason other than those specified in Clauses 8.1, 8.2 and 8.4, all Performance Shares not vested on the date on which the employment or service relationship of the Participant with FME Group ends are forfeited.

8.4	Death

In case of death of a Participant, all Performance Shares granted to the Participant until his/her death shall be deemed to have vested as per the expiration of the date of death. For purposes of calculating the Number of Performance Shares to Vest in the meaning of Clause 5, an Overall Target Achievement of 100% applies. The Heirs of the Participant are entitled to receive the Performance Shares Proceeds that are based on the average Stock Exchange Price effectively established over a period of 30 (thirty) calendar days prior to the date of death if they give evidence of their entitlement to the Company or an office named by the Company within three months after the death of the Participant; otherwise, the Management Board may declare the Performance Shares to be forfeited. The Heirs’ entitlement shall become due immediately upon demonstration of the aforementioned evidence and, if due, shall in any case be paid out before 15 March of the calendar year following the due date.

8.5	Termination for Cause

Notwithstanding Clauses 8.1 (Retirement), 8.2 (Occupational Disability) and 8.4 (Death), all Performance Shares shall be forfeited if FME Group terminates the Participant’s employment or service relationship for cause, or if at the time of leaving, there were grounds which would have entitled FME Group to terminate the employment or service relationship for cause. Such cause or grounds are, in particular, construed to exist in case of a Compliance Violation as defined in Clause 6.2(b).

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8.6	Effect of Change in Status as Affiliated Company

If a Participant is employed by a company which ceases to be or does not qualify as an Affiliated Company, all Performance Shares granted to the Participant shall be forfeited.

8.7	Individual Cases

In individual cases, the Management Board may deviate from the provisions of this Clause 8, taking duly into account the Company’s interests.

9.	No Transferability / Forfeiture

Performance Shares granted under this Plan and Performance Shares inherited according to Clause 8.4 are not transferable. With the exception of inheritance, any transfer, assignment or disposal of Performance Shares, such as the granting of sub-participations therein, pledging, granting usufruct rights (Nießbrauch) or the formation of a trust, shall be void and invalid. The same applies to legal transactions which are economically equal to a transfer, assignment or disposal.

10.	Taxes, Contributions and other Expenses

Performance Share Proceeds are gross proceeds. To the extent permitted by law and subject to relevant internal tax equalization guidelines and/or provisions agreed with the Participant, all taxes and other duties in connection with the Performance Shares shall be borne exclusively by the Participant or his or her legal successors. Any legal obligation of the Company or an Affiliated Company to pay income tax and other taxes or contributions on behalf of the Participant shall remain unaffected. For this purpose, the Company or an Affiliated Company are entitled to withhold the necessary amounts of the Participants’ compensation until taxes and other contributions have been paid in full or to withhold such income tax and other taxes or contributions and pay such withheld amounts over to the relevant taxing authority or authorities in accordance with applicable payroll withholding requirements. Furthermore, the Company or Affiliated Companies are entitled to request payment from the Participant in the amount of the necessary sum which may have to be withheld with respect to the Plan. The Company or an Affiliated Company may make the cash payment to the Participant under the Plan conditional upon, inter alia, of proof of payment of taxes and/or other contributions or upon adequate security provided by the Participant. As an example in this context, reference is made to the provisions of Section 38 (4) of the German Income Tax Act. Participants are responsible for their own tax advice, especially with regard to

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participation in the Plan. The Company or the Affiliated Companies make no representations or warranties as to the existence of any tax liability or otherwise. The Participant will receive a certificate from the Company confirming the financial benefit received. If the Participant is not subject to German tax liability, the above provisions shall apply in accordance with the applicable foreign tax law and/or double taxation treaties.

11.	Procedure, Ending and Adjustment of the Plan
11.1

The Plan shall be interpreted, waived, adjusted or otherwise administered, and may be amended or modified, by the Management Board and all Performance Shares granted to Participants will be approved by the Management Board. Adjustments to the Plan may also be made with regard to Performance Shares which have already been granted; however, if the adjustments are not specifically provided for in this Plan, this may not affect the value of the Performance Shares or the Participant shall be fully compensated for any financial loss suffered. Notwithstanding the foregoing, the Number of Granted Performance Shares shall be proportionately adjusted to take into account any share split or other subdivision of the Company’s outstanding shares by reclassification or otherwise into a greater number of shares or any reverse shares split or other combination or consolidation, by reclassification or otherwise, of the Company’s outstanding shares into a lesser number of shares. Following any such adjustment, the Performance Shares Proceeds payable to any Participant on the Vesting Date shall be calculated with respect to such adjusted number of Performance Shares.

11.2

In case of Extraordinary Developments, the Management Board is entitled to cap the amount of the Grant Value and/or the Number of Granted Performance Shares and/or the Performance Shares Proceeds to be paid to the Participants under the Plan. Furthermore, the Management Board is entitled to determine in certain cases that any extraordinary commercial, tax and/or economic circumstances (including, for the avoidance of doubt, Extraordinary Developments) that may occur during any relevant Performance Period affecting the degree of the Overall Target Achievement in relation to individual grants shall in full or in part be disregarded for purposes of determining the Overall Target Achievement pursuant to this Plan in relation to such grants, based on its reasonable discretion and taking into account the long-term interests of the Company.

11.3	The Management Board is entitled to end the Plan with effect for all Participants at any time. In such case, the Performance Shares already granted to the Participants remain unaffected.

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11.4

If a Participant has engaged in a Compliance Violation according to Clause 6.2(b) that has occurred and/or has been determined conclusively only after the settlement of Performance Shares within the meaning of Clause 7 above, the Management Board is entitled within its reasonable discretion to claim back the Performance Shares Proceeds, in whole or in part, from the Participant in the Company’s name, provided that and insofar as the Performance Shares Proceeds have been paid to the Participant at a point in time that is within a period of three years prior to the day on which the Company makes the repayment claim in text form. For the avoidance of doubt, the Company’s rights pursuant to this Clause 11.4 shall not prejudice any other rights the Company may have against the Participant in relation to any Compliance Violation under or in connection with his/her employment or service relationship with FME Group.

11.5

In general, benefit payments remain subject to a substantial risk of forfeiture until they are paid under Clause 7.1, due to the Service Condition imposed under Clause 6.2(a). In such cases, there is no “deferred compensation” and the constraints imposed by Section 409A of the IRC do not apply. In the case of payments due to Retirement (Clause 8.1), Occupational Disability (Clause 8.2) and death (Clause 8.4), Plan benefits may constitute “deferred compensation”. In those cases, the Plan complies with Section 409A of the IRC by paying benefits on the fixed date and in the fixed form specified in Clauses 8.1 and 8.4, as applicable, thereby complying with Treasury Regulation Section 1.409A-3(a)(4).

The administration of any amounts payable hereunder that constitute “deferred compensation” within the meaning of Section 409A will comply with Section 409A, and this Plan shall be administered, interpreted and construed in a manner intended to avoid the imposition of additional taxes, penalties or interest under Section 409A. The Management Board may exercise its right to adjust the Plan pursuant to Clause 11.1 above in order to preserve the intended tax consequences of the Performance Shares, and avoid the imposition of any tax under Section 409A. Notwithstanding the foregoing, the Participant shall be solely responsible and liable for the satisfaction of all taxes, penalties and interest that may be imposed on or for the account of the Participant or his or her beneficiaries in connection with this Plan (including any taxes, penalties and interest under Section 409A), and the Company or any Affiliated Company shall have no obligation to indemnify or otherwise hold the Participant (or any beneficiary) harmless from any or all of such taxes, penalties or interest.

In the event that any settlement to the Participant is deemed to be an instalment payment of nonqualified deferred compensation under Section 409A, each individual instalment payment shall be deemed to be a separate “payment” within the meaning of Treasury Regulation Section 1.409A-2(b)(2)(iii).

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Other than by taking actions specifically permitted under this Plan, the Participant shall not have the right, directly or indirectly, to designate the taxable year during which a payment shall be made under this Plan.

12.	Liability Risks, Exchange Risks and Tax Risks
12.1

The liability of the Company, its legal representatives, employees and agents – with the exception of liability for injury to life, body or health – is excluded for simple negligence and consequential loss and loss of profit.

12.2

The Company grants no warranty for the general market development and price of the shares of the Company after granting Performance Shares or for any other point or period in time. Therefore, the acceptance of Performance Shares is at the sole risk of each Participant.

12.3

The Company grants no warranty that the tax and contributions deducted in accordance with Clause 10 (Taxes, Contributions and other Expenses) or other tax and contributions payable by the Participants will be charged only on the Performance Shares Proceeds. Depending on a Participant’s personal circumstances, double taxation might occur if the Plan is subject to taxation in several countries. The Participants are advised to obtain advice on their personal tax situation.

13.	Term of the Plan

This Plan will be effective as of 1 January 2024. It shall apply to grants of Performance Shares as of fiscal year 2024. The Plan will terminate following the payout of any Performance Shares Proceeds for the last grant made, or earlier, in the case the Management Board resolves so. Clauses 11.1 and 11.3 remain unaffected.

14.	Miscellaneous Provisions
14.1	This Plan is subject to German law excluding its provisions on the conflict of laws. The German text version of the Plan shall prevail in all cases.
14.2

No provisions contained in this Plan (or in any documents referring to this Plan) transfer to a Participant or possible Participant any right to request the continuation of his/her employment or service relationship with the Company or any Affiliated Company. No employment or service relationship can be deducted from this Plan (or from any documents referring to this Plan), nor shall it have any effect on the right of the Company or any Affiliated Company to change compensation or other benefits of

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such Participant or to terminate his/her employment or service relationship with or without notice. This applies with the proviso that no provision in this Plan or in any document connected therewith will adversely influence any independent contractual right of these persons.

14.3

If any provision of this Plan is invalid or unenforceable, the validity or enforceability of the remaining provisions of the Plan shall not be affected. The same applies if it is ascertained that the Plan is subject to an omission. In these cases, the invalid or unenforceable provision shall be substituted or an omission repaired by such provision which most closely corresponds to the intended purpose of this Plan.

14.4

References and headings attributed to individual Clauses and Sub-clauses of this Plan are solely for the purpose of easier reference. These headings are in no case significant or relevant for the interpretation of the Plan.

14.5

No provision in this Plan leads to or infers a presumption that the authority of the Management Board to issue Performance Shares or approve other compensation connected or not connected to shares granted by any other share based long-term incentive program or any other authority may in any way be restricted.

15.	Definitions
15.1	Affiliated Company means any company within FME Group with the exception of the Company.
15.2	Company stands for Fresenius Medical Care AG, a stock corporation incorporated under the laws of Germany.
15.3	Compliance Violation is defined in Clause 6.2(b).
15.4	Exhibits is defined in Clause 5.7.
15.5

Extraordinary Developments shall mean any kind of extraordinary scenarios in which the market price of the Company’s shares would have lost any reasonably arguable correlation to the Company’s intrinsic enterprise value (such as hyper-inflation); however, no such Extraordinary Development shall be applicable in cases in which the market price of Company’s shares rises (even substantially) as a result of the performance of the Participants.

15.6	Financial Reporting Measures has the meaning as defined in the Policy.

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15.7

FME Group stands for the group of entities including the Company and its affiliated companies within the meaning of Sections 15 et seqq. of the German Stock Corporation Act; for the avoidance of doubt, this does not include Fresenius SE & Co. KGaA and the companies affiliated with Fresenius SE & Co. KGaA within the meaning of Sections 15 et seqq. of the German Stock Corporation Act in any manner other than through the Company.

15.8

Foreign Currency Exchange Rates means the nominal prices of the foreign exchange rates as published by the European Central Bank. If no prices are published by the European Central Bank, the Management Board is entitled to agree on a suitable other form for obtaining the prices.

15.9	FX Rates at Grant Date is defined in Clause 4.2.
15.10	Grant Currency is defined in Clause 4.2.
15.11	Grant Date is defined in Clause 4.1.
15.12	Grant Value is defined in Clause 4.2.
15.13

Heir means the person, the persons, the trust or trusts, which are nominated by a Participant or, if no such nomination is made, is or are entitled by will or the respective applicable law in the event of the death of a Participant, to receive the benefit of the Performance Shares under this Plan. The concept “heir” therefore also includes the executor appointed by will or the administrator appointed by the court, if no heir is named and is in a position to act under the given circumstances.

15.14	IFRS means the “International Financial Reporting Standards” which are issued by the International Accounting Standards Board, as amended.
15.15	Incentive-based Compensation has the meaning as defined in the Policy.
15.16	IRC means the U.S. Internal Revenue Code of 1986, as amended from time to time.
15.17	Management Board is defined in Clause 1.1.
15.18

Mandatory Retirement Age is the age which, when reached or exceeded, causes the mandatory termination of the Participant’s employment or service relationship with the Company or the Affiliated Company as per the employment or service contract or as per the local laws and regulations applicable to the Participant’s employment or service relationship. A termination within the meaning of the preceding sentence shall not be caused (i) in circumstances where the termination of the employment or service

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relationship is the result of a unilateral declaration or a subsequent individual agreement between the Company or an Affiliated Company on the one hand and the Participant on the other hand at a time when the Participant has not yet reached the age defined in sentence 1 or (ii) as long as the Company or an Affiliated Company on the one hand and the Participant on the other hand agree subsequently to continue the employment or service relationship in excess of the age defined in sentence 1. In this respect, the local laws and regulations applicable to the Participant’s employment or service relationship are the laws and regulations of the local employment or service relationship, i.e., the laws and regulations of the country or state in which the Participant regularly performs his/her work in accordance with the rules governing his/her employment or service relationship or, in the absence of contractual provisions or other arrangements regarding the place of work, the laws and regulations of the country or state from which the Participant regularly carries out the predominant part of his/her work in fulfillment of the employment or service relationship; the country or state where the predominant part of the work is regularly carried out shall not be deemed to have changed if the Participant is temporarily employed in another country or state or is performing services in another country or state, e.g., during a global assignment within FME Group. In such cases, the employment or service relationship with the home employer is deemed to be the local employment or service relationship for the purposes of this Plan, even if it is temporarily suspended.

15.19	Number of Granted Performance Shares is defined in Clause 4.2.
15.20	Number of Performance Shares to Vest is defined in Clause 5.1.
15.21

Occupational Disability is a condition in which the Participant is unable, for an indefinite period of time, to exercise his/her current position or a comparable replacement position in an employment or service relationship with the FME Group under normal conditions, due to illness or disability. For the purposes of this Plan, a Participant’s classification as fully disabled by the US Social Security Administration constitutes Occupational Disability. If the Participant and/or the relevant employment or service relationship is subject to German law, only a reduction in earning capacity within the meaning of § 43 SGB VI is relevant.

15.22	Overall Target Achievement is defined in Clause 5.4.
15.23	Participant is defined in Clause 1.1.
15.24	Performance Period is defined in Clause 5.2.
15.25	Performance Shares is defined in Clause 1.1.

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15.26	Performance Shares Proceeds is defined in Clause 7.1.
15.27	Performance Targets is defined in Clause 5.1.
15.28	Plan is defined in Clause 1.1.
15.29	Plan Conditions is defined in Clause 1.2.
15.30	Policy is defined in Clause 7.5(a).
15.31	Retirement is defined in Clause 8.1(a).
15.32	Service Condition is defined in Clause 6.2(a).
15.33	Settlement Currency is defined in Clause 7.2.
15.34

Stock Exchange Price means the closing price (Schlusskurs) of the Company’s shares in the electronic XETRA trading system of Deutsche Börse AG in Frankfurt/Main or a comparable successor system denominated in Euro. If no closing price is set in the XETRA trading system, the Management Board is entitled to replace the closing price by suitable means.

15.35

Treasury Regulation means the income tax regulations, including temporary and proposed regulations, promulgated under the U.S. Internal Revenue Code by the United States Treasury, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

15.36	Vesting Date is defined in Clause 6.1.

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